Exhibit 99.2
ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2009
(Dollars in thousands)

June 30,
2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$114,299
Marketable securities	9,630
Accounts receivable, net of allowance for doubtful accounts	388,324
Accounts receivable from related companies	37,123
Inventories	187,654
Deposits paid to vendors	51,987
Exchanges receivable	27,596
Price risk management assets	4,272
Prepaid expenses and other current assets	54,356

Total current assets	875,241

PROPERTY, PLANT AND EQUIPMENT, net	8,613,411
ADVANCES TO AND INVESTMENT IN AFFILIATES	374,922
GOODWILL	764,537
INTANGIBLES AND OTHER ASSETS, net	402,992

Total assets	$11,031,103

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$283,380
Accounts payable to related companies	7,419
Exchanges payable	22,793
Customer advances and deposits	73,031
Accrued and other current liabilities	273,053
Price risk management liabilities	1,727
Interest payable	150,346
Income taxes payable	4,120
Current maturities of long-term debt	44,416

Total current liabilities	860,285

LONG-TERM DEBT, less current maturities	5,692,817
DEFERRED INCOME TAXES	110,762
OTHER NON-CURRENT LIABILITIES	14,571

COMMITMENTS AND CONTINGENCIES (Note 13)

6,678,435

EQUITY:
Member’s equity	17
Noncontrolling interest	4,352,651

Total equity	4,352,668

Total liabilities and equity	$11,031,103

The accompanying notes are an integral part of this unaudited condensed consolidated balance sheet.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2009
(Tabular dollar amounts in thousands)
1.	OPERATIONS AND ORGANIZATION:

Energy Transfer Partners, L.L.C. (“ETP LLC” or “the Company”), a Delaware limited liability company, is the General Partner of Energy Transfer Partners GP, L.P. (“ETP GP”), a Delaware limited partnership formed in August 2000, with a 0.01% general partner interest. ETP GP is the General Partner and owns the 2% general partner interests of Energy Transfer Partners, L.P. (“ETP”).

Balance Sheet Presentation

This unaudited interim condensed consolidated balance sheet and notes thereto of ETP LLC and subsidiaries as of June 30, 2009, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim consolidated financial information. Accordingly, this financial statement does not include all the information and footnotes required by GAAP for complete consolidated financial statements. However, management believes that the disclosures made are adequate to make the information not misleading. Management has evaluated subsequent events through September 22, 2009, the date the balance sheet was issued.

In the opinion of management, all adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the consolidated financial position of ETP LLC and subsidiaries as of June 30, 2009. The unaudited interim condensed consolidated balance sheet should be read in conjunction with the consolidated balance sheet and notes thereto of ETP LLC and subsidiaries presented as Exhibit 99.2 to the Energy Transfer Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 2, 2009.

Business Operations

In order to simplify the obligations of ETP under the laws of several jurisdictions in which we conduct business, our activities are primarily conducted through ETP’s subsidiary operating partnerships (collectively the “Operating Partnerships”) as follows:
•	La Grange Acquisition, L.P., dba Energy Transfer Company (“ETC OLP”), a Texas limited partnership engaged in midstream and intrastate transportation and storage natural gas operations. ETC OLP owns and operates, through its wholly and majority-owned subsidiaries, natural gas gathering systems, intrastate natural gas pipeline systems and gas processing plants and is engaged in the business of purchasing, gathering, transporting, processing and marketing natural gas and NGLs in the states of Texas, Louisiana, Arizona, New Mexico, Utah and Colorado. Our intrastate transportation and storage operations primarily focus on transporting natural gas through our Oasis pipeline, ET Fuel System, East Texas pipeline and HPL System. Our midstream operations focus on the gathering, compression, treating, conditioning and processing of natural gas, primarily on or through our Southeast Texas System and North Texas System, and marketing activities. We also own and operate natural gas gathering pipelines and conditioning facilities in the Piceance-Uinta Basin of Colorado and Utah.

•	Energy Transfer Interstate Holdings, LLC (“ET Interstate”), the parent company of Transwestern Pipeline Company, LLC (“Transwestern”) and ETC Midcontinent Express Pipeline, L.L.C. (“ETC MEP”), all of which are Delaware limited liability companies engaged in interstate transportation of natural gas. Interstate revenues consist primarily of fees earned from natural gas transportation services and operational gas sales.

•	ETC Fayetteville Express Pipeline, LLC (“ETC FEP”), a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•	ETC Tiger Pipeline, LLC (“ETC Tiger”), a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•	Heritage Operating L.P. (“HOLP”), a Delaware limited partnership primarily engaged in retail propane operations. Our retail propane operations focus on sales of propane and propane-related products and services. The retail propane customer base includes residential, commercial, industrial and agricultural customers.

•	Titan Energy Partners, L.P. (“Titan”), a Delaware limited partnership also engaged in retail propane operations.
ETP LLC, ETP GP, ETP, the Operating Partnerships and their subsidiaries are collectively referred to in this report as “we”, “us”, “ETP LLC”, or the “Company”.
2.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements.

The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the assets and liabilities as of June 30, 2009 represent the actual amounts in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, estimates related to our unit-based compensation plans, deferred taxes, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual amounts could differ from those estimates.

New Accounting Standards and Changes to Significant Accounting Policies

Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations, (“SFAS 141R”). On December 4, 2007, the FASB issued SFAS 141R, which significantly changes the accounting for business combinations. Under SFAS 141R, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Statement 141R changes the accounting treatment for certain specific items, including:
•	Acquisition costs are generally expensed as incurred;

•	Noncontrolling interests (previously referred to as “minority interests”) are valued at fair value at the acquisition date;

•	In-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date are recorded in income taxes.
SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Our adoption of SFAS 141R on January 1, 2009 did not have an immediate impact on our consolidated balance sheet.
Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51 (“SFAS 160”). On December 4, 2007, the FASB issued SFAS 160. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We adopted SFAS 160 on January 1, 2009. While the adoption of SFAS 160 did not have a significant impact on our consolidated financial position, it did result in certain changes to our financial statement presentation, including the change in classification of noncontrolling interest (minority interest) from liabilities to equity on the consolidated balance sheet.
Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (“SFAS 161”). Issued in March 2008, SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities with the intent to provide users of financial statements with an enhanced understanding of (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 only affects disclosure requirements; therefore, our adoption of this statement effective January 1, 2009 did not impact our consolidated balance sheet.
Emerging Issues Task Force Issue No. 08-6, Equity Method Investment Accounting Considerations (“EITF 08-6”). EITF 08-6 establishes the requirements for initial measurement of an equity method investment, including the accounting for contingent consideration related to the acquisition of an equity method investment. EITF 08-6 also clarifies the accounting for (1) an other-than-temporary impairment of an equity method investment and (2) changes in level of ownership or degree of influence with respect to an equity method investment. Our adoption of EITF 08-6 on January 1, 2009 did not have a material impact on our consolidated balance sheet.
Statement of Financial Accounting Standards Staff Position (“FSP”) SFAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 deferred the effective date of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), such as impaired nonfinancial assets and certain assets and liabilities acquired in business combinations. Our adoption of FSP 157-2 on January 1, 2009 did not impact our consolidated balance sheet.
Statement of Financial Accounting Standards No. 165, Disclosures about Subsequent Events (“SFAS 165”). In May 2009, the FASB issued SFAS 165 which incorporates requirements for recording and disclosing subsequent events into the accounting standards; those requirements had previously existed only in the auditing standards. The requirements in SFAS 165 are consistent with the practices that had previously been applied, but SFAS 165 also requires disclosure with respect to the date through which subsequent events are evaluated. Under SFAS 165, we are required to evaluate subsequent events through the date that our financial statements are issued. The adoption of SFAS 165 does not change our current practices with respect to evaluating, recording and disclosing subsequent events; therefore, our adoption of this statement during the second quarter had no impact on our financial position.
Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). In June 2009, the FASB issued SFAS 168 which establishes the FASB Accounting Standards Codification™ (the “Codification”). The Codification reorganizes existing accounting pronouncements but does not change GAAP. The new structure is organized into approximately 90 accounting topics and is further organized into subtopics, sections and subsections. When the Codification becomes effective, all non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. Although the Codification will not have an impact on our accounting policies or our financial position, it will change the way that we reference accounting standards in financial statements that we issue for the periods ending after June 30, 2009.

Cash and Cash Equivalents
Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.
We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.
3.	ACCOUNTS RECEIVABLE:

Accounts receivable consisted of the following at June 30, 2009:

Midstream and intrastate transportation and storage	$293,367
Interstate transportation	30,121
Propane	73,299
Less — allowance for doubtful accounts	(8,463)

Total, net	$388,324

4.	INVENTORIES:

Inventories consisted of the following at June 30, 2009:

Natural gas and NGLs, excluding propane	$124,614
Propane	39,951
Appliances, parts and fittings and other	23,089

Total inventories	$187,654

We utilize commodity derivatives to manage price volatility associated with our natural gas inventory. During the three months ended June 30, 2009, we began designating commodity derivatives as fair value hedges for accounting purposes. Subsequent to the designation of those fair value hedging relationships, the designated hedged inventory has been recorded at fair value on our condensed consolidated balance sheet. At June 30, 2009, $123.5 million of our natural gas inventory was recorded at fair value.

5.	GOODWILL, INTANGIBLES AND OTHER ASSETS:

Components and useful lives of intangibles and other assets were as follows at June 30, 2009:

	Gross Carrying	Accumulated
	Amount	Amortization
Amortizable intangible assets:
Noncompete agreements (3 to 15 years)	$40,305	$(26,698)
Customer lists (3 to 30 years)	153,268	(46,651)
Contract rights (6 to 15 years)	23,015	(4,691)
Other (10 years)	477	(373)

Total amortizable intangible assets	217,065	(78,413)

Non-amortizable intangible assets — Trademarks	75,503	—

Total intangible assets	292,568	(78,413)

Other long-term assets:
Financing costs (3 to 30 years)	66,855	(20,511)
Regulatory assets	105,789	(7,720)
Other	44,424	—

Total intangibles and other long-term assets	$509,636	$(106,644)

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review goodwill and non-amortizable intangible assets for impairment annually, or more frequently if circumstances dictate. Our annual impairment test is performed as of December 31 for our interstate operations and as of August 31 for all others.
A decrease in goodwill of $8.7 million was recorded during the three months ended March 31, 2009 in connection with purchase price allocation adjustments related to prior acquisitions of propane businesses by ETP.
6.	ACCRUED AND OTHER CURRENT LIABILITIES:

Accrued and other liabilities consisted of the following at June 30, 2009:

Accrued wages and benefits	$65,689
Accrued capital expenditures	90,268
Taxes other than income taxes	52,898
Other	64,198

Total accrued and other current liabilities	$273,053

7.	INVESTMENTS IN AFFILIATES:

Midcontinent Express Pipeline LLC

ETP is party to an agreement with Kinder Morgan Energy Partners, L.P. (“KMP”) for a 50/50 joint development of Midcontinent Express pipeline (“MEP”). Construction of the approximately 500-mile pipeline was completed and natural gas transportation service commenced August 1, 2009 on the pipeline from Delhi, Louisiana, to an interconnect with the Transco interstate natural gas pipeline in Butler, Alabama. Interim service began on the pipeline from Bennington, Oklahoma, to Delhi in April 2009. In July 2008, MEP completed an open season with respect to a capacity expansion of MEP from the original planned capacity of 1.5 Bcf/d to a total capacity of 1.8 Bcf/d for the main segment of the pipeline from north Texas to an interconnect location with the Columbia Gas Transmission Pipeline near Waverly, Louisiana. The additional 300 MMcf/d of capacity was fully subscribed as a result of this open season. The planned expansion of capacity will be added through the installation of additional compression on this segment of the pipeline and is pending approval from the Federal Energy Regulatory Commission (the “FERC”).

On January 9, 2009, MEP filed an amended application to revise its initial transportation rates to reflect an increase in projected costs for the project; the amended application was approved by the FERC on March 25, 2009.

Fayetteville Express Pipeline LLC

ETP is party to an agreement with KMP for a 50/50 joint development of the Fayetteville Express pipeline, an approximately 187-mile natural gas pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi. FEP, the entity formed to construct, own and operate this pipeline, filed with the FERC on June 15, 2009 to request a certificate of public convenience and necessity pursuant to Section 7(c) of the Natural Gas Act and related authorizations. The pipeline is expected to have an initial capacity of 2.0 Bcf/d. Pending necessary regulatory approvals, the pipeline project is expected to be in service by early 2011. FEP has secured binding 10-year commitments for transportation of approximately 1.85 Bcf/d. The new pipeline will interconnect with Natural Gas Pipeline Company of America (“NGPL”) in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc. Kinder Morgan, Inc. owns the general partner of KMP. Pursuant to our agreement with KMP related to this project, we and KMP are each obligated to fund 50% of the equity necessary to construct the project.

Capital Contributions to Affiliates

During the six months ended June 30, 2009, we contributed $333.0 million to MEP and $31.0 million to FEP. With respect to MEP, capital expenditures were previously funded under a $1.4 billion credit facility (reduced to $1.3 billion due to the bankruptcy of Lehman Brothers). As this facility became substantially drawn during the first quarter of 2009, we and KMP have made and will continue to make capital contributions to MEP to fund capital expenditures until the project is completed. In September 2009, MEP issued $800 million of senior unsecured notes and used the proceeds to reduce amounts outstanding under its credit facility. We expect that our capital contributions to MEP during the last six months of 2009 will be between $320.0 million and $340.0 million, which includes amounts to fund remaining expenditures for the project and to further reduce amounts outstanding under MEP’s credit facility. With respect to FEP, we expect that our capital contributions will be between $160.0 million and $180.0 million during the last six months of 2009 to fund expenditures for the project. FEP intends to pursue financing (expected to be severally guaranteed by ETP and KMP), which, if arranged during the last six months of 2009, would reduce the level of expected capital contributions this year as capital expenditures for the project would be funded at the project level; however, the availability of such financing at agreeable terms remains uncertain.

8.	FAIR VALUE MEASUREMENTS:

The carrying amounts of accounts receivable and accounts payable approximate their fair value. Price risk management assets and liabilities are recorded at fair value. Based on the estimated borrowing rates currently available to us and our subsidiaries for long-term loans with similar terms and average maturities, the aggregate fair value and carrying amount of long-term debt at June 30, 2009 was $5.99 billion and $5.74 billion, respectively.

The following table summarizes the fair value of our financial assets and liabilities as of June 30, 2009, based on inputs used to derive their fair values in accordance with SFAS 157:

		Fair Value Measurements
		at Reporting Date Using
		Quoted Prices in
		Active Markets	Significant
		for Identical	Other
		Assets and	Observable
	Fair Value	Liabilities	Inputs
Description	Total	(Level 1)	(Level 2)
Assets:
Marketable securities	$9,630	$9,630	$—
Inventories	123,460	123,460	—
Commodity derivatives	9,492	7,038	2,454
Interest rate swap derivatives	1,818	—	1,818

Liabilities:
Commodity derivatives	(196)	—	(196)
Interest rate swap derivatives	(1,532)	—	(1,532)

	$142,672	$140,128	$2,544

During the three months ended June 30, 2009, we began designating certain commodity derivatives that are utilized to manage price volatility associated with our natural gas inventory as fair value hedges. We consider the fair value of our hedged natural gas inventory to be a Level 1 valuation because it is stored at delivery points with active markets for which published prices are available.
9.	INCOME TAXES:

ETP LLC is a limited liability company. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and state income tax purposes generally are included in the tax returns of the individual members. Net earnings for financial statement purposes may differ significantly from taxable income reportable to members as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

As a limited liability company, we are generally not subject to income tax. We are, however, subject to a statutory requirement that our non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) cannot exceed 10% of our total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of our non-qualifying income exceeds this statutory limit, we would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through taxable corporate subsidiaries (“C corporations”). These C corporations are subject to federal and state income tax and pay the income taxes related to the results of their operations. For the six months ended June 30, 2009 our non-qualifying income did not, or was not expected to, exceed the statutory limit.

Those subsidiaries, which are taxable corporations, follow the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

10.	DEBT OBLIGATIONS:

ETP Senior Notes

2009 ETP Notes

In April 2009, ETP completed a public offering of $350.0 million aggregate principal amount of 8.50% Senior Notes due 2014 and $650.0 million aggregate principal amount of 9.00% Senior Notes due 2019 (collectively the “2009 ETP Notes”). The offering of the 2009 ETP Notes closed on April 7, 2009 and ETP used net proceeds of approximately $993.6 million to repay borrowings under the ETP Credit Facility and for general partnership purposes. Interest will be paid semi-annually.

The 2009 ETP Notes are unsecured obligations of ETP and the obligation of ETP to repay the 2009 ETP Notes is not guaranteed by ETP GP or any of ETP’s subsidiaries. As a result, the 2009 ETP Notes effectively rank junior to any future indebtedness of ours or our subsidiaries that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the 2009 ETP Notes effectively rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

Revolving Credit Facilities

ETP Credit Facility

The ETP Credit Facility provides for $2.0 billion of revolving credit capacity that is expandable to $3.0 billion (subject to obtaining the approval of the administrative agent and securing lender commitments for the increased borrowing capacity). The ETP Credit Facility matures on July 20, 2012, unless we elect the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments). Amounts borrowed under the ETP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The indebtedness under the ETP Credit Facility is prepayable at any time at ETP’s option without penalty. The commitment fee payable on the unused portion of the ETP Credit Facility varies based on our credit rating and the fee is 0.11% based on our current rating with a maximum fee of 0.125%.

As of June 30, 2009, there was no balance outstanding on the ETP Credit Facility and taking into account letters of credit of approximately $59.8 million, $1.94 billion was available for future borrowings.

HOLP Credit Facility

HOLP has a $75.0 million Senior Revolving Facility (the “HOLP Credit Facility”) available to HOLP through June 30, 2011, which may be expanded to $150.0 million. Amounts borrowed under the HOLP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the facility varies based on the Leverage Ratio, as defined in the credit agreement for the HOLP Credit Facility, with a maximum fee of 0.50%. The agreement includes provisions that may require contingent prepayments in the event of dispositions, loss of assets, merger or change of control. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP and the capital stock of HOLP’s subsidiaries secure the HOLP Credit Facility. At June 30, 2009, there was no outstanding balance in revolving credit loans and $1.0 million in outstanding letters of credit. The amount available as of June 30, 2009 was $74.0 million.

Covenants Related to Our Credit Agreements

We were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements at June 30, 2009.

11.	MEMBER’S EQUITY:
Quarterly Distributions of Available Cash
The ETP LLC membership agreement contains specific provisions for the allocation of net earnings and losses to members for purposes of maintaining the partner capital accounts. The Board of the Company may distribute to the Members funds of the Company which the Board reasonably determines are not needed for the payment of existing or foreseeable company obligations and expenditures.
Subsidiary Equity Issuances
In January 2009, ETP closed a public offering of 6,900,000 ETP Common Units at $34.05 per ETP Common Unit. Net proceeds of approximately $225.9 million from the offering were used to repay outstanding borrowings under the ETP Credit Facility.
In April 2009, ETP closed a public offering of 9,775,000 ETP Common Units at $37.55 per ETP Common Unit. The proceeds of approximately $352.4 million, net of underwriting discounts and commissions, were used by ETP to fund capital expenditures and capital contributions to joint venture entities related to pipeline construction projects as well as for general partnership purposes. The units were registered under the Securities Act pursuant to a Registration Statement on Form S-3ASR.

12.	ETP UNIT-BASED COMPENSATION PLANS:
ETP Employee Grants
The following table shows the activity of ETP’s awards during the six months ended June 30, 2009:

	Three-Year		Five-Year
	Performance Vesting (1)		Service Vesting (2)		Other (3)		Total
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Number of	Fair Value	Number of	Fair Value	Number of	Fair Value	Number of	Fair Value
	Units	Per Unit	Units	Per Unit	Units	Per Unit	Units	Per Unit
Unvested awards as of December 31, 2008	150,852	$43.96	1,205,430	$35.87	8,976	$43.48	1,365,258	$36.81
Awards granted	—	—	35,850	34.60	—	—	35,850	34.60
Awards vested	(2,036)	43.96	(50,670)	38.27	—	—	(52,706)	38.49
Awards forfeited	(3,336)	43.96	(23,531)	36.51	—	—	(26,867)	37.44

Unvested awards as of June 30, 2009	145,480	$43.96	1,167,079	$35.71	8,976	$43.48	1,321,535	$36.67

(1)	Includes awards subject to performance objectives and continued employment.

(2)	Includes awards for which vesting is subject to continued employment.

(3)	Includes special grants and awards issued with other vesting conditions.
As of June 30, 2009, a total of 4,785,940 ETP Common Units remain available to be awarded under ETP’s equity incentive plans.
Director Grants
There were no new director grants or awards vested during the six months ended June 30, 2009.

Related Party Awards
During 2007 and 2008, a partnership (McReynolds Energy Partners, L.P.), the general partner of which is owned and controlled by the President of the entity which owns our General Partner, awarded to certain officers of ETP certain rights related to units of Energy Transfer Equity, L.P. (“ETE”) previously issued by ETE to such officer. As of June 30, 2009, rights related to 695,000 unvested ETE units remained outstanding.

13.	REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:
Regulatory Matters
Approval from the FERC is pending on our current pipeline construction projects, including MEP and FEP, as discussed in Note 7, and the Tiger Pipeline. We initiated public review of the Tiger pipeline pursuant to the FERC’s National Environmental Policy Act (“NEPA”) pre-filing review process in March 2009.
On September 29, 2006, Transwestern filed revised tariff sheets under Section 4(e) of the Natural Gas Act (“NGA”) proposing a general rate increase to be effective on November 1, 2006. In April 2007, the FERC approved a Stipulation and Agreement of Settlement that resolved the primary components of the rate case. Transwestern’s tariff rates and fuel rates are now final for the period of the settlement. Transwestern is required to file a new rate case no later than October 1, 2011.
The Phoenix project, as filed with the FERC on September 15, 2006, includes the construction and operation of approximately 260 miles of 36-inch or larger diameter pipeline extending from Transwestern’s existing mainline in Yavapai County, Arizona to delivery points in the Phoenix, Arizona area and certain looping on Transwestern’s existing San Juan Lateral with approximately 25 miles of 36-inch diameter pipeline. On November 15, 2007, the FERC issued an order granting Transwestern its Certificate of Public Convenience and Necessity (“Order”). Pursuant to the Order, Transwestern filed its initial Implementation Plan on November 14, 2007 and accepted the Order on November 19, 2007. The San Juan Lateral portion of the project was placed in service effective July 2008 and the pipeline to the Phoenix area was placed in service effective March 2009.
Guarantees
ETP has guaranteed 50% of the obligations of MEP under its $1.4 billion senior revolving credit facility (the “MEP Facility”), with the remaining 50% of MEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if our ownership percentage of MEP increases or decreases. The MEP Facility is unsecured and matures on February 28, 2011. The MEP Facility is syndicated among multiple financial institutions. As a result of the Lehman Brothers bankruptcy in 2008, the MEP Facility has effectively been reduced by the Lehman Brothers affiliate’s commitment of approximately $100.0 million. However, the MEP Facility is not in default, and the commitments of the other lending banks remain unchanged.
As of June 30, 2009, MEP had $1.19 billion of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility. Our contingent obligations with respect to ETP’s 50% guarantee of MEP’s outstanding borrowings and letters of credit were $595.4 million and $16.6 million, respectively, as of June 30, 2009.
In September 2009, MEP issued senior notes totaling $800.0 million, the proceeds of which were used to repay borrowings under the MEP Facility. The senior notes issued by MEP are not guaranteed by ETP or KMP.
Commitments
In the normal course of our business, we purchase, process and sell natural gas pursuant to long-term contracts and enter into long-term transportation and storage agreements. Such contracts contain terms that are customary in the industry. We have also entered into several propane purchase and supply commitments, which are typically one year agreements with varying terms as to quantities, prices and expiration dates. We also have a contract to purchase not less than 90.0 million gallons per year that expires in 2015. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on our financial position or results of operations.

We have certain non-cancelable leases for property and equipment that require fixed monthly rental payments and expire at various dates through 2020.

As discussed in Note 7, we also have commitments to make capital contributions to our joint ventures.
Litigation and Contingencies
We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Natural gas and propane are flammable, combustible gases. Serious personal injury and significant property damage can arise in connection with their transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.
FERC/CFTC and Related Matters. On July 26, 2007, the FERC issued to ETP an Order to Show Cause and Notice of Proposed Penalties (the “Order and Notice”) that contains allegations that ETP violated FERC rules and regulations. The FERC alleged that ETP engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight other occasions from December 2003 through August 2005, in order to benefit financially from our commodities derivatives positions and from certain of our index-priced physical gas purchases in the Houston Ship Channel. The FERC alleged that during these periods ETP violated the FERC’s then-effective Market Behavior Rule 2, an anti-market manipulation rule promulgated by the FERC under authority of the NGA. The FERC alleges that ETP violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by McGraw-Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. In its Order and Notice, the FERC also alleged that ETP manipulated daily prices at the Waha and Permian Hubs in west Texas on two dates. In its Order and Notice, the FERC specified that it was seeking $69.9 million in disgorgement of profits, plus interest, and $82.0 million in civil penalties relating to these market manipulation claims. The FERC specified that it was also seeking to revoke, for a period of 12 months, ETP’s blanket marketing authority for sales of natural gas in interstate commerce at market-based prices.
In February 2008, the Enforcement Staff also recommended that the FERC pursue market manipulation claims related to ETP’s trading activities in October 2005 for November 2005 monthly deliveries, a period not previously covered by FERC’s allegations in the Order and Notice, and that ETP be assessed an additional civil penalty of $25.0 million and be required to disgorge approximately $7.3 million of alleged unjust profits related to this additional month.
On August 26, 2009, we entered into a settlement agreement with the Enforcement Staff with respect to the pending FERC claims against us and, on September 21, 2009, the FERC approved the settlement agreement without modification. The agreement settles all outstanding FERC claims against us and provides that we will make a $5 million payment to the federal government and will establish a $25 million fund for the purpose of settling related third party claims against us, including existing litigation claims as well as any new claims that may be asserted against this fund. An administrative law judge appointed by FERC will determine the validity of any third party claim against this fund. Any party who receives money from this fund will be required to waive all claims against us related to this matter. Pursuant to the settlement agreement, FERC will make no findings of fact or conclusions of law. In addition, the settlement agreement specifies that we do not admit or concede to any third party any actual or potential fault, wrongdoing or liability in connection with our alleged conduct related to the FERC claims.
In addition to the FERC legal action, third parties have asserted claims and may assert additional claims against us and ETE alleging damages related to these matters. In this regard, several natural gas producers and a natural gas marketing company have initiated legal proceedings in Texas state courts against ETP and ETE for claims related to the FERC claims. These suits contain contract and tort claims relating to alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages. One of the suits against ETP and ETE contains an additional allegation that ETP and ETE transported gas in a manner that favored our affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of gas to other parties in the market. We have moved to compel arbitration and/or contested subject-matter jurisdiction in some of these cases. In one of these cases, the Texas Supreme Court ruled on July 3, 2009 that the state district court erred in ruling that a plaintiff was entitled to pre-arbitration discovery and therefore remanded to the state district court with a direction to rule on our original motion to compel arbitration pursuant to the terms of the arbitration clause in a natural gas contract between us and the plaintiff. This plaintiff has filed a motion with the Texas Supreme Court requesting a rehearing of the ruling.
ETP have also been served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producer/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel. We filed an original action in Harris County state court seeking a stay of the arbitration on the ground that the action is not arbitrable, and the state court granted our motion for summary judgment on that issue. This action is currently on appeal before the First Court of Appeals, Houston, Texas.
A consolidated class action complaint has been filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the NYMEX in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that we used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit our natural gas physical and financial trading positions, and that ETP intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP violated the CEA by knowingly aiding and abetting violations of the CEA. The plaintiffs state that this allegedly unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to the plaintiffs and all other members of the putative class who sold natural gas futures or who purchased and/or sold natural gas options contracts on NYMEX during the class period. The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief. On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. On March 20, 2008, the plaintiffs filed a second consolidated class action complaint. In response to this new pleading, on May 5, 2008, ETP filed a motion to dismiss the complaint. On March 26, 2009, the court issued an order dismissing the complaint, with prejudice, for failure to state a claim. On April 9, 2009, the plaintiffs moved for reconsideration of the order dismissing the complaint, and on August 26, 2009, the court denied the plaintiffs’ motion for reconsideration.
On March 17, 2008, a second class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The complaint further alleges that during this period ETP exerted monopoly power to suppress the price for these transactions to non-competitive levels in order to benefit our own physical natural gas positions. The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief. On May 19, 2008, ETP filed a motion to dismiss this complaint. On March 26, 2009, the court issued an order dismissing the complaint. The court found that the plaintiffs failed to state a claim on all causes of action and for anti-trust injury, but granted leave to amend. On April 23, 2009, the plaintiffs filed a motion for leave to amend to assert a claim for common law fraud, and attached a proposed amended complaint as an exhibit. ETP opposed the motion and cross-moved to dismiss. On August 7, 2009, the court denied the plaintiff’s motion and granted our motion to dismiss the complaint.
We are expensing the legal fees, consultants’ fees and other expenses relating to these matters in the periods in which such expenses are incurred. In addition, our existing accruals for litigation and contingencies include an accrual related to these matters. However, it is possible that the amount we become obliged to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of our existing accrual related to these matters. In accordance with applicable accounting standards, we will review the amount of our accrual related to these matters as developments related to these matters occur and we will adjust our accrual if we determine that it is probable that the amount we may ultimately become obliged to pay as a result of the final resolution of these matters is greater than the amount of our existing accrual for these matters. As our accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce our cash available to service our indebtedness either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, we may experience a material adverse impact on our results of operations and our liquidity.
In re Natural Gas Royalties Qui Tam Litigation. MDL Docket No. 1293 (D. WY), Jack Grynberg, an individual, has filed actions against a number of companies, including Transwestern, now transferred to the U.S. District Court for the District of Wyoming, for damages for mis-measurement of gas volumes and Btu content, resulting in lower royalties to mineral interest owners. On October 20, 2006, the District Judge adopted in part the earlier recommendation of the Special Master in the case and ordered the dismissal of the case against Transwestern. Transwestern believes that its measurement practices conformed to the terms of its FERC Gas Tariff, which were filed with and approved by the FERC. As a result, Transwestern believes that is has meritorious defenses to these lawsuits (including FERC-related affirmative defenses, such as the filed rate/tariff doctrine, the primary/exclusive jurisdiction of the FERC, and the defense that Transwestern complied with the terms of its tariffs) and will continue to vigorously defend against them, including any appeal which may be taken from the dismissal of the Grynberg case. A hearing was held on April 24, 2007 regarding Transwestern’s Supplemental Brief for Attorneys’ fees which was filed on January 8, 2007 and the issues are submitted and are awaiting a decision. Grynberg moved to have the cases he appealed remanded to the district court for consideration in light of a recently-issued Supreme Court case. The defendants/appellees opposed the motion. The Tenth Circuit motions panel referred the remand motion to the merits panel to be carried with the appeals. Grynberg’s opening brief was filed on or about July 31, 2007. Appellee’s opposition brief was filed on or about November 21, 2007. Appellee Transwestern filed its separate response brief on January 11, 2008 and Grynberg’s reply brief was filed in June 2008 and the hearing on all briefs was held in September 2008. On March 17, 2009, the Tenth Circuit affirmed the District Court’s dismissal. We do not believe the outcome of this case will have a material adverse effect on our financial position, results of operations or cash flows.
Houston Pipeline Cushion Gas Litigation. At the time of the HPL System acquisition, AEP Energy Services Gas Holding Company II, L.L.C., HPL Consolidation LP and its subsidiaries (the “HPL Entities”), their parent companies and American Electric Power Corporation (“AEP”), were engaged in ongoing litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel Storage Facility (“Cushion Gas”). This litigation is referred to as the “Cushion Gas Litigation”. Under the terms of the Purchase and Sale Agreement and the related Cushion Gas Litigation Agreement, AEP and its subsidiaries that were the sellers of the HPL Entities retained control of the Cushion Gas Litigation and have agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory (approximately $1.00 billion in the aggregate). The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters. On December 18, 2007, the United States District Court for the Southern District of New York held that B of A is entitled to receive monetary damages from AEP and the HPL Entities of approximately $347.3 million less the monetary amount B of A would have incurred to remove 55 Bcf of natural gas from the Bammel Storage Facility. AEP is appealing the court decision. Based on the indemnification provisions of the Cushion Gas Litigation Agreement, ETP does not expect that it will be liable for any portion of this court award.
Other Matters. In addition to those matters described above, we or our subsidiaries are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable, can be estimated and is not covered by insurance, we make an accrual for the matter. For matters that are covered by insurance, we accrue the related deductible. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.
The outcome of these matters cannot be predicted with certainty and it is possible that the outcome of a particular matter will result in the payment of an amount in excess of the amount accrued for the matter. As our accrual amounts are non-cash, any cash payment of an amount in resolution of a particular matter would likely be made from cash from operations or borrowings. If cash payments to resolve a particular matter substantially exceed our accrual for such matter, we may experience a material adverse impact on our results of operations, cash available for distribution and our liquidity.

As of June 30, 2009, an accrual of approximately $21.0 million was recorded as accrued and other current liabilities and other non-current liabilities on our condensed consolidated balance sheet for our contingencies and current litigation matters, excluding accruals related to environmental matters and matters covered by insurance.
Environmental Matters
Our operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.
Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the clean up activities include remediation of several compressor sites on the Transwestern system for historical contamination by polychlorinated biphenyls (“PCBs”) and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2018 is $8.9 million. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007.
Transwestern continues to incur certain costs related to PCBs that might have migrated through its pipelines into customers’ facilities in the past. Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing the PCBs. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers, and accordingly, no accrual has been established for these costs at June 30, 2009. However, such future costs are not expected to have a material impact on our financial position, results of operations or cash flows.
Environmental regulations were recently modified for the U.S. Environmental Protection Agency’s (the “EPA”) Spill Prevention, Control and Countermeasures (“SPCC”) program. We are currently reviewing the impact to our operations and expect to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but we believe such costs will not have a material adverse effect on our financial position, results of operations or cash flows.
In July 2001, HOLP acquired a company that had previously received a request for information from the EPA regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by HOLP was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called Superfund). We have not received any follow-up correspondence from the EPA on the matter since our acquisition of the predecessor company in 2001. Based upon information currently available to HOLP, it is believed that HOLP’s liability if such action were to be taken by the EPA would not have a material adverse effect on our financial condition or results of operations.
Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification rights for expenses associated with any remediation from the former owners or related entities. We have not been named as a potentially responsible party at any of these sites, nor have our operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in our condensed consolidated balance sheet. Based on information currently available to us, such projects are not expected to have a material adverse effect on our financial condition or results of operations.
Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.
As of June 30, 2009, an accrual on an undiscounted basis of $12.9 million was recorded in our condensed consolidated balance sheet as accrued and other current liabilities and other non-current liabilities to cover environmental liabilities related to certain matters assumed in connection with the HPL System acquisition, the Transwestern acquisition and the potential environmental liabilities for three sites that were formerly owned by Titan or its predecessors.
Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for all of the above environmental matters is adequate to cover the potential exposure for clean-up costs.
Our pipeline operations are subject to regulation by the U.S. Department of Transportation under the Pipeline Hazardous Materials Safety Administration (“PHMSA”), pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule (the “IMP Rule”) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas”. Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

14.	PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:
Commodity Price Risk
We are exposed to market risks related to the volatility of natural gas, NGL and propane prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and over-the-counter (“OTC”) commodity financial instrument contracts. These contracts consist primarily of futures and swaps and are recorded at fair value in the condensed consolidated balance sheet. In general, we use derivatives to eliminate market exposure and price risk as follows:
•	Derivatives are utilized in our midstream operations in order to mitigate price volatility in our marketing activities and manage fixed price exposure incurred from contractual obligations.
•	We use derivative financial instruments in connection with our natural gas inventory at the Bammel Storage Facility by purchasing physical natural gas and then selling financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin. We also use derivatives in our intrastate transportation and storage operations to hedge the sales price of retention gas and hedge location price differentials related to the transportation of natural gas.
•	Our propane operations permit customers to guarantee the propane delivery price for the next heating season. As we execute fixed sales price contracts with our customers, we may enter into propane futures contracts to fix the purchase price related to these sales contracts, thereby locking in a gross profit margin. Additionally, we may use propane futures contracts to secure the purchase price of our propane inventory for a percentage of our anticipated propane sales.
We have a risk management policy that specifies the manner in which derivative financial instruments are employed and monitored in connection with underlying asset, liability and/or anticipated transactions. Furthermore, on a bi-weekly basis, management reviews the creditworthiness of the derivative counterparties to manage against the risk of default.

The market prices used to value our financial derivatives and related transactions have been determined using independent third party prices, readily available market information, broker quotes and appropriate valuation techniques.
Non-trading Activities
If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, the change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the condensed consolidated statements of operations.
We expect losses of $2.3 million related to commodity derivatives to be reclassified into earnings over the next twelve months related to amounts currently reported in AOCI and noncontrolling interest. The amount ultimately realized, however, will differ as commodity prices change and the underlying physical transaction occurs.
If we designate a hedging relationship as a fair value hedge, we record the changes in fair value of the hedged asset or liability in cost of products sold in our condensed consolidated statement of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in the condensed consolidated statement of operations.
We use futures and basis swaps, designated as fair value hedges, to hedge our natural gas inventory stored in our Bammel storage facility. Changes in the spreads between the forward natural gas prices designated as fair value hedges and the physical Bammel inventory spot price result in unrealized margins until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains/losses associated with these positions are realized.
We attempt to maintain balanced positions in our non-trading activities to protect ourselves from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, is expected to provide most of the gas required by our long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, are expected to be offset with financial contracts to balance our positions. To the extent open commodity positions exist, fluctuating commodity prices can impact our financial position and results of operations, either favorably or unfavorably.
Trading Activities
As of July 2008, we no longer engage in the trading of commodity derivative instruments that are not substantially offset by physical or other commodity derivative positions. As a result, we no longer have any material exposure to market risk from such activities. The derivative contracts that were previously entered into for trading purposes were recognized in the condensed consolidated balance sheet at fair value, and changes in the fair value of these derivative instruments are recognized in revenue in the condensed consolidated statements of operations on a net basis.

The following table details the outstanding commodity-related derivatives at June 30, 2009:

		Notional
		Volume
	Commodity	MMBTU	Maturity
Mark to Market Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Gas	50,700,000	2009-2011
Swing Swaps IFERC (MMBtu)	Gas	(44,095,000)	2009-2010
Fixed Swaps/Futures (MMBtu)	Gas	4,567,500	2009-2011
Forwards/Swaps (Gallons)	Propane/Ethane	15,078,000	2009-2010

Fair Value Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Gas	(31,117,500)	2009-2010
Fixed Swaps/Futures (MMBtu)	Gas	(31,990,000)	2009-2010
Hedged Item — Inventory	Gas	31,990,000	2009-2010

Cash Flow Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Gas	460,000	2009
Fixed Swaps/Futures (MMBtu)	Gas	460,000	2009
Forward/Swaps (Gallons)	Propane/Ethane	18,858,000	2009-2010
Interest Rate Risk
We are exposed to market risk for changes in interest rates. We manage a portion of our current and future interest rate exposures by utilizing interest rate swaps, certain of which are accounted for as cash flow hedges. As of June 30, 2009, we have forward starting swaps with a notional amount of $500.0 million to pay an average fixed rate of 3.99% and receive a floating rate based on LIBOR. These swaps settle in December 2009.
In April 2009, ETP terminated forward starting swaps with notional amounts of $100.0 million and $150.0 million for an insignificant amount.
Derivative Summary
The following table provides a balance sheet overview of our derivative assets and liabilities as of June 30, 2009:

		Fair Value of Derivative Instruments
	Balance Sheet Location	Asset Derivatives	Liability Derivatives
Derivatives designated as hedging instruments under SFAS 133:
Commodity Derivatives (margin deposits)	Deposits Paid to Vendors	$17,424	$(5,547)
Commodity Derivatives	Price Risk Management Assets/Liabilities	1,457	(93)

Total derivatives designated as hedging instruments		$18,881	$(5,640)

Derivatives not designated as hedging instruments under SFAS 133:
Commodity Derivatives (margin deposits)	Deposits Paid to Vendors	20,809	(25,648)
Commodity Derivatives	Price Risk Management Assets/Liabilities	1,172	(278)
Interest Rate Swap Derivatives	Price Risk Management Assets/Liabilities	1,818	(1,532)

Total derivatives not designated as hedging instruments		$23,799	$(27,458)

Total derivatives		$42,680	$(33,098)

We disclose the non-exchange traded financial derivative instruments as price risk management assets and liabilities on our consolidated balance sheet at fair value with amounts classified as either current or long-term depending on the anticipated settlement date.
We utilize master-netting agreements and have maintenance margin deposits with certain counterparties in the OTC market and with clearing brokers. Payments on margin deposits are required when the value of a derivative exceeds our pre-established credit limit with the counterparty. Margin deposits are returned to us on the settlement date for non-exchange traded derivatives. We exchange margin calls on a daily basis for exchange traded transactions. Since the margin calls are made daily with the exchange brokers, the fair value of the financial derivative instruments are deemed current and netted in deposits paid to vendors in the condensed consolidated balance sheet. We had net deposits with counterparties of $52.0 million as of June 30, 2009 reflected as deposits paid to vendors in our condensed consolidated balance sheet.
Credit Risk
We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements that allow for netting of positive and negative exposure associated with a single counterparty.
Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, management does not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.
For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our condensed consolidated balance sheet and recognized in net income or other comprehensive income.

15.	RELATED PARTY TRANSACTIONS:
Accounts receivable from and accounts payable to related companies as of June 30, 2009 relate primarily to activities in the normal course of business.
Titan purchases substantially all of its propane requirements from Enterprise pursuant to an agreement that expires in 2010. As of June 30, 2009, Titan had forward mark-to-market derivatives for approximately 15.1 million gallons of propane at a fair value asset of $0.9 million with Enterprise. In addition, as of June 30, 2009, Titan had forward derivatives accounted for as cash flow hedges of 18.8 million gallons of propane at a fair value asset of $1.3 million with Enterprise.
ETC OLP and Enterprise transport natural gas on each other’s pipelines, share operating expenses on jointly-owned pipelines and ETC OLP sells natural gas to Enterprise. Our propane operations routinely buy and sell product with Enterprise. The following table summarizes the related party balances with Enterprise on our condensed consolidated balance sheet at June 30, 2009:

Natural Gas Operations:
Accounts receivable	$30,551
Accounts payable	866
Imbalance payable	(1,194)

Propane Operations:
Accounts receivable	$742
Accounts payable	5,166

Accounts receivable from related companies excluding Enterprise consist of the following at June 30, 2009:

ETE	$4,888
MEP	137
Energy Transfer Technologies, Ltd.	11
Others	794

Total accounts receivable from related companies excluding Enterprise	$5,830

16.	SUPPLEMENTAL INFORMATION:
Following is the balance sheet of the Company, which is included to provide additional information with respect to ETP LLC’s financial position on a stand-alone basis as of June 30, 2009:

ASSETS
Investment in affiliates	$17

MEMBER’S EQUITY
Member’s Equity	$17